PULASKI FINANCIAL CORP.
12300 Olive Boulevard
Saint Louis, MO  63141-6434
Office Phone:  314.878.2210  Fax:  314.878.0712


             PULASKI FINANCIAL REPORTS FIRST QUARTER 2007 NET INCOME
                             UP 35% TO $2.5 MILLION

        o     $1 Billion in Total Assets Milestone Reached

        o     Earnings Per Share Increase 14% Over the Prior Year

        o     Core Deposits Jump 15% on Growth in Checking and Money Market
              Balances

        o     Total Assets Increase 8% on $71 Million of Loan Growth

        o     Net Interest Income Expands 17% Over Prior Year to $6.9 Million

        o Non-interest Income Increases 31% to $2.9 Million on Growth in Mortgage, Appraisal and Investment Revenues

ST. LOUIS,  JANUARY 23,  2007--Pulaski  Financial  Corp.  (Nasdaq Global Select:
PULB) today announced net income for the quarter ended December 31, 2006 of $2.5 million, or $0.24 per diluted share, compared with earnings of $1.8 million, or $0.21 per diluted share, during the same quarter a year ago. Earnings per share in the current year period reflect the impact of a 1.2 million increase in the number of shares outstanding from stock issued in a secondary public offering in February 2006 and 211,000 shares issued to acquire CWE Bancorp on March 31, 2006.

The current year quarter's results also reflect several large items in non-interest income and expense. These included a $144,000 gain on sale of securities and a $172,000 gain related to changes in the market values of derivative financial instruments, partially offset by a $220,000 expense related to the write-off of capitalized expenses related to the termination of a contract to convert the bank's core data processing system. Collectively these items had no impact on earnings per share.

Earnings in the comparable period a year earlier included a $407,000 loss related to changes in the market values of derivative financial instruments. On an after-tax basis, this item reduced earnings by $266,000, or $0.03 per diluted share, in the first quarter of fiscal 2006.

TOTAL ASSETS INCREASE 8%, PASS $1 BILLION MILESTONE
"We were pleased to reach an important milestone in our history," William A. Donius, Chairman and Chief Executive Officer, commented. "We have worked diligently over the past several years to both increase our market share and grow our loan portfolio. The strength of our lending business, in a period of generally weak real estate activity, speaks volumes to our emerging role as the lender of first choice for St. Louisans. Equally important, we achieved this without compromising our credit standards so the quality of our assets remains excellent," he continued. The Company reported an 8% increase in total assets to $1.03 billion at December 31, 2006. Loans receivable increased $47.8 million during the quarter on strong growth in commercial and construction loans, while loans held for sale increased $22.8 million on strong December 2006 residential mortgage activity.

"Although we experienced strong, balanced asset growth during the December quarter, we are even more excited by the great strides we achieved in core deposit growth," Donius said. Total deposits increased $43.8 million during the quarter, including $23.6 million growth in checking account balances and $17.1 million growth in money market deposits.

In addition, the Company completed construction of its tenth St. Louis bank, located in Richmond Heights, Missouri. The bank opened on January 5, 2007 and is expected to make a significant contribution to the company's deposit growth over the next few years. "As part of our long-term objective to become the premier community bank in St. Louis, we expect to open two more bank locations in the next six months. These will be located in Downtown St. Louis and Clayton, Missouri and will further extend our branch network to both retail customers and the St. Louis business community," Donius stated.

Net interest income rose 17% to $6.9 million for the quarter ended December 31, 2006 compared with $5.9 million for the quarter ended December 31, 2005. The net interest margin declined 13 basis points from 3.19% for the quarter ending a year ago compared with 3.06% for the quarter ended December 31, 2006 and, on a linked-quarter basis, declined 1 basis point from 3.07%.

"We have seen a flat to inverted interest rate curve persist for more than a year. This has placed continuing pressure on our margins. However, we have been able to sustain our growth during this period by effectively managing our balance sheet. We have structured the majority of our assets and liabilities to reprice within one year. This gives us greater flexibility to cope with changes in the interest rate environment," Donius noted.

OTHER REVENUES INCREASE ON STRENGTH OF THE RESIDENTIAL MORTGAGE DIVISION
"We saw an opportunity to capture a greater share of the total revenue stream that flows from the mortgage lending process. To do so, we have integrated the appraisal and title business lines into our expanding residential lending division. Those efforts have been successful," Donius said. Mortgage revenue increased 14% to $909,000 on a 6% increase in loan sales totaling $285 million for the quarter ended December 31, 2006 compared with revenue of $795,000 on loan sales totaling $268 million for the quarter ended December 31, 2005. In addition, the mortgage activity continues to drive title and appraisal revenues, which collectively increased $223,000 over the December 2005 quarter. The appraisal division is in its second quarter of operations and generated $208,000 in revenue for the quarter ended December 31, 2006.

Retail banking revenues increased to $782,000 from $748,000. "We continue to focus on winning over core checking account and money market relationships. Our retail banking strategy is made more effective as our coverage of the greater St. Louis market expands with the new bank locations we have, or expect to open. Improved customer access to Pulaski's products and services also shortens the break-even cycle for new bank locations," Donius stated.

The investment division's revenues increased $125,000 to $242,000 for the quarter ended December 31, 2006 compared with the same period a year ago. The outlook for the bond markets is slightly improved from a year ago, which is resulting in improved revenues from the division.

ASSET QUALITY REMAINS STRONG
The ratio of nonperforming assets to total assets decreased from 1.02% at September 30, 2006 to 1.01% at December 31, 2006. Non-performing assets at December 31, 2006 totaled $10.5 million, an increase of $599,000 from September 30, 2006 due to an increase in non-performing residential loans. Real estate acquired in settlement of loans declined $622,000 to $2.1 million and consisted entirely of residential real estate at quarter end.

The provision for loan losses for the quarter ended December 31, 2006 was $682,000 compared with $407,000 for the same period a year ago. The increase was due to both strong growth in the loan portfolio during the quarter, primarily commercial and construction loans, which carry a higher risk of default than residential real estate loans, combined with the increase in non-performing assets. Net charge-offs for the current year quarter totaled $159,000 compared with $313,000 for the same period a year ago.

OUTLOOK
"Due to strong growth trends, we remain very optimistic about our outlook for fiscal year 2007 - that we will experience double digit growth in operating income for the fiscal year. Of course, we will not be able to replicate the large gain from the branch sale that was included in last year's earnings. We are more optimistic than we were at the end of fiscal 2006 due to a favorable shift in mortgage interest rates and better-than-anticipated growth in core deposits and commercial loans," said Donius.

CONFERENCE CALL TOMORROW
Pulaski Financial's management will discuss first quarter results and other developments tomorrow, January 24, during a conference call beginning at 10 a.m. Central Standard Time. The call also will be simultaneously webcast and archived for three months at:
http://www.viavid.net/detailpage.aspx?sid=000039E5  Participants    in    the
conference call may dial 877-407-9039 a few minutes before start time. The call also will be available for replay through February 7, 2007 at 877-660-6853, account number 3055 and conference I.D. 227164.

ABOUT PULASKI FINANCIAL
Pulaski Financial Corp., operating in its 85th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail-banking products through ten full-service branch offices in St. Louis and three loan production offices in Kansas City and the Illinois portion of the St. Louis metroplex. The company's website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2005, and Quarterly Reports on Form 10-Q for the quarters ending December 31, 2005, March 31, 2006 and June 30, 2006, respectively, on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:
William A. Donius, Chairman & CEO               Michael Arneth or Tad Gage
Pulaski Financial Corp.                         The Investor Relations Company
(314) 878-2210 Ext. 3610                        (312) 245-2700


                                                           PULASKI FINANCIAL CORP.
                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED BALANCE SHEET  DATA                                AT DEC 31,                  AT SEPT. 30,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                  2006                         2006
                                                        -----------------            ------------------
Total assets                                               $ 1,034,770                  $ 962,460
Loans receivable, net                                          833,038                    785,199
Allowance for loan losses                                        8,350                      7,817
Loans held for sale, net                                        83,169                     60,371
Investment securities  (includes equity securities)             19,736                     17,449
FHLB stock                                                      10,100                      9,524
Mortgage-backed & related securities                             3,487                      3,631
Cash and cash equivalents                                       21,156                     22,116
Deposits                                                       699,420                    655,577
FHLB advances                                                  203,500                    172,800
Subordinated debentures                                         19,589                     19,589
Stockholders' equity                                            77,567                     75,827
Total book value per share                                       $7.79                      $7.62
Tangible book value per share                                    $7.33                      $7.16

ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans                  0.89%                       0.83%
Nonperforming assets as a percent of total assets                1.01%                       1.02%
Allowance for loan losses as a percent of total loans            0.90%                       0.92%
Allowance for loan losses as a percent of nonperforming loans  100.98%                     110.91%


                                                                  THREE MONTHS
SELECTED OPERATING DATA                                           ENDED DEC 31,
                                                     ---------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)              2006                     2005
                                                     -------------            --------------
Interest income                                         $ 16,341                $ 11,790
Interest expense                                           9,469                   5,934
                                                       ---------                --------

Net interest income                                        6,872                   5,856
Provision for loan losses                                    682                     407
                                                       ---------                --------

Net interest income after provision for loan losses        6,190                   5,449
                                                       ---------                --------

Retail banking fees                                          782                     748
Mortgage revenues                                            909                     795
Revenue from title company operations                        213                     198
Revenue from investment division operations                  242                     117
Revenue from appraisal division operations                   208                       -
Gain on sale of securities                                   144                       -
Other                                                        439                     382
                                                       ---------                --------
   Total non-interest income                               2,937                   2,240
                                                       ---------                --------

Compensation expense                                       2,674                   2,048
Occupancy, equipment and data processing                   1,251                   1,108
(Gain) loss on derivative financial instruments             (172)                    407
Other                                                      1,574                   1,296
                                                       ---------                --------
   Total non-interest expense                              5,327                   4,859
                                                       ---------                --------

Income before income taxes                                 3,800                   2,830
Income taxes                                               1,314                     983
                                                       ---------                --------

Net income                                               $ 2,486                 $ 1,847
                                                       =========                ========

PERFORMANCE RATIOS
Return on average assets                                    1.02%                   0.94%
Return on average equity                                   12.59%                  14.96%
Interest rate spread                                        2.72%                   2.99%
Net interest margin                                         3.06%                   3.19%
                                                       =========                ========

SHARE DATA
Weighted average shares outstanding-basic              9,823,850               8,302,664
Weighted average shares outstanding-diluted           10,269,066               8,864,422
EPS-basic                                                  $0.25                   $0.22
EPS-diluted                                                $0.24                   $0.21
Dividends                                                 $0.085                  $0.080



                                                                  PULASKI FINANCIAL CORP.
                                                    UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS, Continued
                                                                    (DOLLARS IN THOUSANDS)

LOANS RECEIVABLE                                         DECEMBER 31,               SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                      2006                        2006
                                                        -------------              --------------
Commercial & Industrial Loans                            $ 51,285                  $   48,785
Real estate mortgage:
  One to four family residential                          317,344                     314,746
  Multi-family residential                                 17,615                      13,629
  Commercial real estate                                  175,101                     150,529
                                                        -------------              --------------
       Total real estate mortgage                         510,060                     478,904
                                                        -------------              --------------
Real estate construction and development:
  One to four family residential                           32,353                      30,586
  Multi-family residential                                 13,289                       6,042
  Commercial real estate                                   26,187                      20,567
                                                        -------------              --------------
       Total real estate construction and development      71,829                      57,195
                                                        -------------              --------------
Equity line of credit                                     205,890                     207,153
Consumer and installment                                    6,419                       6,276
                                                        -------------              --------------
                                                          845,483                     798,313
                                                        -------------              --------------
Add (less):
  Deferred loan (costs) fees                                4,992                       4,879
  Loans in process                                         (9,087)                    (10,176)
  Allowance for loan losses                                (8,350)                     (7,817)
                                                        -------------              --------------
                                                           (12,445)                    (13,114)
                                                        -------------              --------------
               Total                                      $833,038                   $ 785,199
                                                        =============              ==============
Weighted average rate at end of period                        7.49%                       7.50%
                                                        =============              ==============


                                                     DECEMBER 31, 2006            SEPTEMBER 30, 2006
                                                     -----------------            ------------------
                                                                  WEIGHTED                    WEIGHTED
DEPOSITS                                                          AVERAGE                     AVERAGE
(DOLLARS IN THOUSANDS)                                            INTEREST                    INTEREST
                                                      BALANCE       RATE        BALANCE         RATE
                                                 ---------------------------------------------------------
Demand Deposit Accounts:
   Noninterest-bearing checking                       $   48,308    0.00%       $   38,830      0.00%
   Interest-bearing checking                              67,613    2.01%           53,448      1.66%
   Money market                                          151,499    4.21%          134,383      4.12%
   Passbook savings accounts:                             30,525    0.37%           31,895      0.39%
                                                   -------------              ------------
        Total demand deposit accounts                    297,945    2.63%          258,556      2.53%
                                                   -------------              ------------
Certificates of Deposit: (*)
    $100,000 or less                                     207,685    5.05%          207,900      4.91%
    Greater than $100,000                                193,790    4.52%          189,121      4.43%
                                                   -------------              ------------
        Total certificates of deposit                    401,475    4.79%          397,021      4.68%
                                                   -------------              ------------
         Total deposits                               $  699,420    3.87%        $ 655,577      3.83%
                                                   =============              ============
 (*) Includes brokered deposits                       $ 126,916                  $ 118,500
                                                   =============              ============


NONPERFORMING ASSETS                                DECEMBER 31,                 SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                 2006                          2006
                                                  -----------------            -----------------
Non-accrual loans:
    Residential real estate                           $     614                      $ 794
    Home equity                                             119                        119
    Other                                                    53                         27
                                                   -------------              ------------
     Total non-accrual loans                                786                        940
                                                   -------------              ------------
Accruing loans past due 90 days or more:
    Residential real estate                               5,106                      3,984
    Commercial                                              442                        125
    Home equity                                           1,612                      1,456
    Other                                                    26                         21
                                                   -------------              ------------
     Total accruing loans past due 90 days or more        7,186                      5,586
                                                   -------------              ------------
Restructured loans                                          118                        220
Other nonperforming loans                                   179                        302
                                                   -------------              ------------
        Total non-performing loans                        8,269                      7,048
Real estate acquired in settlement of loans               2,142                      2,764
Other nonperforming assets                                   43                         44
                                                   -------------              ------------
        Total non-performing assets                   $  10,454                    $ 9,856
                                                   =============              ============




                                                           PULASKI FINANCIAL CORP.
                                                           AVERAGE BALANCE SHEETS
                                                           (DOLLARS IN THOUSANDS)

                                                                            THREE MONTHS ENDED
                                               --------------------------------------------------------------------------------
                                                            DEC 31, 2006                                 DEC 31, 2005
                                               --------------------------------------   ---------------------------------------
                                                                INTEREST    AVERAGE                     INTEREST      AVERAGE
                                                 AVERAGE           AND       YIELD/        AVERAGE        AND         YIELD/
                                                 BALANCE        DIVIDENDS     COST         BALANCE      DIVIDENDS      COST
                                               --------------------------------------   ---------------------------------------
Interest-earning assets:
 Loans receivable                              $ 814,417    $ 15,187       7.46%         $ 661,453       $ 10,879      6.58%
 Loans available for sale                         51,249         763       5.96%            45,202            646      5.72%
 Other interest-earning assets                    32,921         391       4.61%            27,429            265      3.72%
                                               ---------------------                     ------------------------
   Total interest-earning assets                 898,587      16,341       7.27%           734,084         11,790       6.42%
                                                            --------                                     --------
Noninterest-earning assets                        74,688                                    51,186
                                               ------------                              ---------
   Total assets                                $ 973,275                                 $ 785,270
                                               ============                              =========

Interest-bearing liabilities:
 Deposits                                      $ 633,124    $  6,736       4.26%         $ 487,058        $ 3,674      3.02%
 Borrowed money                                  199,126       2,733       5.47%           204,359          2,260      4.41%
                                               ------------------------                  ------------------------
   Total interest-bearing liabilities            832,250       9,469       4.55%           691,417          5,934      3.43%
                                                               --------                                   --------
Noninterest-bearing deposits                      43,982                                    27,727
Noninterest-bearing liabilities                   18,030                                    16,754
Stockholders' equity                              79,013                                    49,372
                                               ------------                              ---------
   Total liabilities and stockholders' equity  $ 973,275                                 $ 785,270
                                               ============                              =========
Net interest income                                         $  6,872                                      $ 5,856
                                                            ========                                     ========
Interest rate spread                                                       2.72%                                       2.99%
Net interest margin                                                        3.06%                                       3.19%
